Contact:  Steven T. Downey
          Executive Vice President and Chief Financial Officer
          (502) 357-9030


FOR IMMEDIATE RELEASE
---------------------

          VENTAS AND VENCOR AGREE TO RENTAL PAYMENT SCHEDULE AND AMEND
                       STANDSTILL AND TOLLING AGREEMENTS


LOUISVILLE, KY. (August 5, 1999) -- Ventas, Inc. (NYSE:VTR) (the "Company") announced today that it has entered into an agreement with Vencor, Inc. (OTC:VCRI), its principal tenant, which provides for the payment of July rent on a specified schedule. The schedule calls for $5 million due August 5, $5 million due August 13, $5.2 million due August 19 and approximately $3.7 million due August 31. These payments, totaling approximately $18.9 million, represent the full amount of rent due for July under the lease agreements. If Vencor fails to pay any installment of July rent in accordance with the specified schedule, the Company will be entitled to exercise its remedies under its lease agreements with Vencor with respect to the late payment of July rent, unless Vencor or its bank lenders pay the full amount of unpaid July rent within five days of such non-payment.

     So that the Company, Vencor and Vencor's bank lenders can continue their discussions regarding a global restructuring of Vencor's financial obligations, the Company and Vencor have agreed to amend the standstill agreement which the parties entered into on April 12, 1999. The amended standstill agreement will extend, until September 3, 1999, the obligations of each of the Company and Vencor to refrain from pursuing any claims against the other or any third party relating to the April 1998 reorganization or the Company's agreement not to exercise its remedies under its lease agreements with Vencor, other than its delivery of notice of non-payment of August rent. The standstill period will terminate on the earliest to occur of September 3, 1999, any date that a voluntary or involuntary bankruptcy case is commenced by or against Vencor, Vencor's failure to make full lease payments for July 1999 under the specified schedule described above or certain other specified events. As provided in the amended standstill agreement, the Company has given Vencor notice of non-payment of August rent. If Vencor or its bank lenders fails to pay the full amount of August rent on or prior to September 10, 1999, the Company will be entitled to terminate its lease agreements with Vencor.

     The Company and Vencor entered into similar agreements with respect to rental payments previously owed by Vencor for the months of May and June.

     The Company and Vencor also agreed to renew an agreement between the parties that any statutes of limitations or other time constraints in a bankruptcy proceeding that might be asserted by one party against the other would be extended or tolled from April 12, 1999, until the earlier to occur of September 3, 1999 or the termination of the standstill period as a result of Vencor's failure to make the July lease


                                     -MORE-

Ventas and Vencor Agree to Rental Payment Schedule and Amend Standstill and Tolling Agreements
Page 2
August 5, 1999


payments in accordance with the specified schedule described above or certain other specified events.

     The Company is a real estate company whose properties include 219 nursing centers, 45 hospitals, and eight personal care facilities operated in 36 states.

     This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements regarding the Company's expected future financial position, results of operations, cash flows, financing plans, business strategy, expected lease income, plans and objectives of management for future operations and statements that include words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and stockholders must recognize that actual results may differ from the Company's expectations.

     Factors that may affect the plans or results of the Company include, without limitation, (i) the ability of the Company's operators, primarily Vencor, Inc., to maintain the financial strength and liquidity necessary to satisfy their obligations and duties under leases and other agreements with the Company and their existing credit agreements, (ii) the extent of future healthcare reform and regulation, including cost containment measures and changes in reimbursement policies and procedures, (iii) increases in the cost of borrowing for the Company, (iv) the ability of the Company's operators to deliver high quality care and to attract patients, (v) the ability of the Company to pay and/or refinance its indebtedness as it becomes due, (vi) the results of the ongoing investigation of the Company by the U.S. Department of Justice and other litigation affecting the Company, and (vii) the success of the Company in implementing its business strategy and the nature and extent of future competition. Many of such factors are beyond the control of the Company and its management.


                                      -END-